Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (No. 333‑191171) on Form S‑3 and (Nos. 333‑106861, 333‑132925, 333‑209097, and 333‑273570) on Form S‑8 of Cavco Industries Inc. of our reports dated May 23, 2025, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Cavco Industries Inc., appearing in this Annual Report on Form 10‑K of Cavco Industries Inc. for the year ended March 29, 2025.

/s/ RSM US LLP

Phoenix, Arizona
May 23, 2025